Filed pursuant to

Rule 424(b)(3)

File No. 333-87218

PHL VARIABLE INSURANCE COMPANY

Phoenix MVA

Supplement dated April 30, 2013

to the

prospectus dated April 30, 2012, supplemented September 20, 2012, November 16, 2012, and

March 6, 2013, as revised March 20, 2013

Effective May 1, 2013, the Market Value Adjusted Guaranteed Interest Account (“MVA option”) is not available for new investment. If you have cash value invested in the MVA option and your guarantee period expires, you may reallocate that value to the available variable investment options or the Guaranteed Interest Account (“GIA”). We will notify you of the upcoming expiration of a guarantee period in which your contract has cash value prior to expiration of that period. If you do not allocate that cash value to the variable investment options or the GIA within fifteen days following the end of that period, we will then allocate that value to the GIA and seek further allocation instructions from you.

As previously disclosed to you in supplements to the prospectus and other filings made with the SEC, PHL Variable Insurance Company (“the Company” “we”) is restating certain of its previously issued financial statements prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) to correct errors in those financial statements (the “Restatement”).

We know it is important for you to understand how the events related to Restatement may affect you. Although management of the Company continues to believe that the errors which are being corrected in the Restatement should not have any material effect on our ability to perform our obligations to you under your contract, the extensive efforts, significant costs and the lengthy period of time required to prepare the Restatement have created several uncertainties and risks which you should be aware of that could affect the Company. Among other things, the unavailability of the Restatement and the 2012 GAAP audited financial statements has led several rating agencies to place the Company and its affiliates on credit watch or review with negative implications. While there have been no downgrades in our financial strength ratings as of the date of this Supplement, any future rating downgrades could have significant adverse effects on our business, including our ability to distribute our products through unaffiliated third parties, new sales of our products, the persistency of existing customers, and our ability to borrow and to continue our strategy for hedging risks associated with our products. You can obtain our current financial strength ratings, which may change from time to time, at our website, www.phoenixwm.phl.com, under “Investor Relations.” In addition, the ongoing lack of audited GAAP financial statements has created, and likely will continue to create, uncertainties in the market which could affect our ability to do business in the normal course, could lead to regulatory inquiries or litigation, and make it more difficult for management to execute on the strategic and day-to-day management of our business.

Currently, unaudited statutory financial statements are the only financial statements for the Company that are available for the fiscal year ended December 31, 2012. The Company’s unaudited statutory financial statements for the year ended December 31, 2012, as well as for the other years for which the GAAP financial statements are being restated are available on the PNX public website, www.phoenixwm.com at http://phx.corporate-ir.net/phoenix.zhtml?c=97632&p=irol-statstatement. We will also publish subsequent quarterly unaudited statutory financial statements to this website. You may also request copies free of charge by contacting us at 1-800-541-0171. The Company’s unaudited statutory financial statements are not prepared for use by investors and contract owners to make investment decisions. The Company is highlighting the availability of the unaudited statutory financial statements to you since current GAAP financial information is not yet available. The Company’s statutory financial statements are not a replacement for GAAP financial information. Variances between the Company’s statutory financial information and GAAP financial information are likely to be material. In the supplement dated March 6, 2013, as revised March 20, 2013, we briefly summarized major differences between statutory accounting practices and GAAP accounting practices. Any financial statements of the Company should be considered only as bearing upon its ability to meet its obligations under the contracts.

Because audited GAAP financial statements for the Company for the year ended December 31, 2012 are not currently available, we remind you that interest credited to the MVA is paid from our general account. Therefore, any amounts that we may pay under the contract as part of a guarantee are subject to our long-term ability to make such payments. Under Connecticut law, insurance companies are required to hold a specified amount of reserves in order to meet the contractual obligations of their general account to contract owners. State insurance regulators also require insurance companies to maintain a minimum amount of capital, which acts as a cushion in the event that the insurer suffers a financial impairment, based on the inherent risks in the insurer’s operations. These risks include those associated with losses that an insurer could incur as the result of its own investment of its general account assets, which could

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include bonds, mortgages, general real estate investments, and stocks. See also the discussion of risks associated with the restatement process above. Useful information about the Company’s financial strength, may be found on our website located at www.phoenixwm.com under “Investor Relations”. This website location also includes the Company’s financial strength ratings assigned to us by one or more independent rating organizations, along with each such organization’s view regarding the potential future direction of the Company’s rating over an intermediate period of time.

This supplement has not been audited by the independent auditors.

We encourage you to contact us at 1-800-541-0171 if you have questions about this information.

Cautionary Statement Regarding Forward-Looking Statements

The foregoing contains forward-looking statements. We intend these forward-looking statements to be covered by the safe harbor provisions of the federal securities laws relating to forward-looking statements. These forward-looking statements include statements relating to, or representing management’s beliefs about, our future transactions, strategies, operations and financial results, including, without limitation, our expectation to provide information within anticipated timeframes. Such forward-looking statements often contain words such as “will,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “is targeting,” “may,” “should” and other similar words or expressions. Forward-looking statements are made based upon management’s current expectations and beliefs and are not guarantees of future performance. Our ability to complete the Restatement and resume a timely filing schedule with respect to our SEC filings reflecting the Restatement is subject to a number of contingencies, including but not limited to, whether we continue to identify errors in our financial statements, whether existing systems and processes can be timely updated, supplemented or replaced, and the number and complexity of, and periods covered by, the periodic reports that we will have to file with the SEC to reflect the Restatement. Our actual business, financial condition or results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others, those risks and uncertainties described in any of our other filings with the SEC. Certain other factors which may impact our business, financial condition or results of operations or which may cause actual results to differ from such forward-looking statements are discussed or included in our periodic and other reports filed with the SEC and are available on our website at www.phoenixwm.com under “Investor Relations.” You are urged to carefully consider all such factors. We do not undertake or plan to update or revise forward-looking statements to reflect actual results, changes in plans, assumptions, estimates or projections, or other circumstances occurring after the date of this discussion, even if such results, changes or circumstances make it clear that any forward-looking information will not be realized. If we make any future public statements or disclosures which modify or impact any of the forward-looking statements contained in or accompanying this discussion, such statements or disclosures will be deemed to modify or supersede such statements in this discussion.

Date: April 30, 2013	This supplement should be retained with the prospectus for future reference.

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